As filed with the Securities and Exchange Commission on July 12, 2001
Registration No. 333-

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

Stockwalk Group, Inc

(Exact name of Registrant as Specified in Its Charter)

Minnesota	41-1756256
(State or Other Jurisdiction of Incorporation or Organization)	(IRS Employer Identification No.)

5500 Wayzata Boulevard, Suite 800

Minneapolis, Minnesota 55416
(763) 542-6000
(Address, Including Zip Code, and Telephone Number, Including Area Code, of
Registrant’s Principal Executive Offices)

Philip T. Colton, Senior Vice President and General Counsel

5500 Wayzata Boulevard
Suite 800
Minneapolis, Minnesota 55416
(763) 542-6000
(Name, Address, Including Zip Code, and Telephone Number, Including Area Code, of Agent for Service)

     Approximate date of commencement of proposed sale to the public: From time-to-time after the effective date of this Registration Statement.

     If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box.

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box.

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.

CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum
	Amount To Be	Offering Price Per	Aggregate Offering	Amount of
Title Of Shares To Be Registered	Registered	Unit(1)	Price(1)	Registration Fee

Common Stock, $.04 par value	1,284,400 shares	$2.10	$2,697,240	$674.31

(1)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average of the reported high and low sales prices of the common stock as reported on the Nasdaq National Market on July 10, 2001.

     The Registrant herby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until this Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange
Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Preliminary Prospectus (Subject to completion, dated July 12, 2001)

1,284,400 Shares

Common Stock

        This prospectus relates to the offer and sale of up to 1,284,400 shares of common stock of Stockwalk Group, Inc. by some of our shareholders. We issued these shares in exchange for previously outstanding debentures. We will not receive any proceeds from the sale of shares offered and sold by the selling shareholders.

      Our common stock is traded on the Nasdaq National Market under the symbol “STOK.” On July 10, 2001, the last reported sale price for our common stock was $2.10 per share.

       See “Risk Factors” beginning on page 7 to read about factors you should consider before buying these shares.

       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal office.

The date of this prospectus is           , 2001.

STOCKWALK GROUP
RECENT DEVELOPMENTS
WHERE YOU CAN FIND MORE INFORMATION
INFORMATION INCORPORATED BY REFERENCE
RISK FACTORS
WARNING ABOUT FORWARD-LOOKING STATEMENTS
USE OF PROCEEDS
SELLING SHAREHOLDERS
PLAN OF DISTRIBUTION
INTERESTS OF NAMED EXPERTS AND COUNSEL
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES
SIGNATURES
Specimen Common Stock Certificate
Opinion of Leonard, Street and Deinard
Consent of Ernst & Young, LLP

      You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. The selling shareholders are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery or of any sale of the common stock. References to “Stockwalk Group,” “we,” “our,” and “us” refer to Stockwalk Group, Inc., including, as appropriate, our subsidiaries.

i

STOCKWALK GROUP

Overview

      We are a technologically driven regional securities firm headquartered in Minneapolis, Minnesota. Through our operating subsidiaries, we provide a broad range of investment services to individual, corporate and public clients. These services include both traditional and online securities brokerage, investment banking and research services and the processing of securities transactions for correspondent brokerage firms and financial institutions.

      We have three primary operating subsidiaries. Our Miller Johnson Steichen Kinnard, Inc. subsidiary is the combination of the full service operations of three Midwestern broker-dealers: Miller, Johnson & Kuehn, Incorporated, R.J. Steichen and Company and John G. Kinnard & Co. Miller Johnson Steichen Kinnard offers traditional securities brokerage, securities trading, investment banking and research services. Our MJK Clearing, Inc. subsidiary provides securities clearing functions for our other subsidiaries as well as approximately 61 other correspondent brokerage firms. Our Stockwalk.com, Inc. subsidiary offers a secure online brokerage service that provides order placement, portfolio tracking and related market information, news and other information to investors 24 hours a day, seven days a week, by means of the Internet and telephone.

      Our history began in 1980 with the incorporation of Miller Securities, a specialized municipal bond firm. Miller Securities eventually broadened its business to include a variety of financial services, including securities clearing, and changed its name to Miller, Johnson & Kuehn, Incorporated. MJK Holdings, Inc. was formed in June 1997 as a holding company for Miller, Johnson & Kuehn and Miller, Johnson & Kuehn’s clearing division. On July 7, 1999, then privately-owned MJK Holdings and publicly-held NM Holdings, Inc. completed a merger whereby MJK Holdings became a wholly-owned subsidiary of NM Holdings, Inc. The surviving entity changed its name to Stockwalk.com Group, and, during the summer of 2000, merged with John G. Kinnard and R.J. Steichen. On January 1, 2001, R.J. Steichen, John G. Kinnard and Miller, Johnson & Kuehn combined to form Miller Johnson Steichen Kinnard, Inc., the clearing subsidiary of Miller, Johnson & Kuehn was renamed MJK Clearing, Inc. and we changed our name to Stockwalk Group, Inc. Stockwalk Group is the holding company of Miller Johnson Steichen Kinnard, MJK Clearing, Stockwalk.com, MJK Capital Corporation and Stockwalk Asset Management. Miller Johnson Steichen Kinnard, MJK Clearing and Stockwalk.com, are registered as broker-dealers with the SEC and are members of the NASD. Our common stock is listed on the Nasdaq National Market System under the symbol “STOK.”

Our Industry

      The securities brokerage industry is undergoing dramatic change. Loosened restrictions on relationships between financial institutions and broker-dealers are leading to increased competition and consolidation in the industry. Consequently, the industry is seeing increased consolidation among firms as they strive to maintain a competitive advantage.

Products & Services

Full Service Brokerage Subsidiary — Miller Johnson Steichen Kinnard

      Our full service brokerage business is comprised of R.J. Steichen, John G. Kinnard and Miller, Johnson & Kuehn and includes retail brokerage, trading, investment banking and research services. Miller Johnson Steichen Kinnard offers services to clients in the following four areas:

•	investment advice for individuals and institutions;

•	financial advisory and underwriting services to governments in the upper Midwest;

•	investment banking assistance to start-up and early stage regional companies; and

•	resale of bank and thrift certificates of deposit.

At May 31, 2001, Miller Johnson Steichen Kinnard employed approximately 400 licensed sales representatives in 29 offices located in eight states.

      Miller Johnson Steichen Kinnard is a dealer in corporate equity and corporate and governmental fixed income securities and recognizes profits or losses on transactions in, or fluctuations in, the value of securities held in inventory. Miller Johnson Steichen Kinnard has established internal guidelines, which are periodically reviewed, that limit the size and risk of inventories maintained. Additionally, Miller Johnson Steichen Kinnard presently serves as a market maker for approximately 297 Nasdaq companies. Many of these companies have been clients of Miller Johnson Steichen Kinnard’s investment banking group or are covered by its research analysts. As a market maker, Miller Johnson Steichen Kinnard publishes bid and ask prices for the securities in which it makes markets. Miller Johnson Steichen Kinnard publishes prices on its inventory of taxable and non-taxable municipal bond issues and bids on municipal bond issues in the inter-dealer market.

      As a securities broker, Miller Johnson Steichen Kinnard acts as an agent in the purchase and sale of securities, options, commodities and futures contracts traded on various securities and commodities exchanges or in the over-the-counter market. Miller Johnson Steichen Kinnard charges a brokerage commission when acting as agent for the purchaser or seller of a security. If the security is listed on an exchange, the transaction is generally effected through a floor broker who is unaffiliated with Miller Johnson Steichen Kinnard. If the security is traded in the over-the-counter market, transactions are generally effected with a market maker in the security. In addition to the foregoing, Miller Johnson Steichen Kinnard earns commissions from transactions involving various other financial products.

      Miller Johnson Steichen Kinnard’s investment banking group consists of a total of 24 public finance and corporate finance professionals. The investment banking department generates income primarily from fees which are frequently based on the amount of capital raised, but may include equity participation through the receipt of warrants. The public finance group also includes an originations group and a fiscal advisory group. The originations group participates in underwriting activities while the fiscal advisory group provides independent advice to our public sector clients.

      Miller Johnson Steichen Kinnard’s originations group concentrates primarily on revenue bond issues, many of which are conduit issues where a municipality lends its name to provide tax-exempt status to qualifying projects. Miller Johnson Steichen Kinnard’s underwriting areas include 501(c)(3) nonprofit healthcare projects, housing projects, industrial revenue bond projects and school facilities.

      Miller Johnson Steichen Kinnard’s corporate finance group assists small and emerging companies, including start-ups, in raising capital from both public and private sources. This group focuses on companies in the upper Midwest. It provides financial advisory services, manages or co-manages public offerings of equity and debt, and arranges private placements of securities.

      Miller Johnson Steichen Kinnard also maintains a research department that provides analysis, investment recommendations and market information on small capitalization emerging growth companies. As of May 31, 2001, Miller Johnson Steichen Kinnard employed nine research analysts covering approximately 100 companies. Miller Johnson Steichen Kinnard also supplements internal research with research products from independent organizations.

Clearing Subsidiary — MJK Clearing

      We are a self-clearing firm, providing transaction clearing services for Miller Johnson Steichen Kinnard and Stockwalk.com customers, as well as for the customers of approximately 61 correspondent brokerage firms. As a clearing agent, MJK Clearing provides transaction execution, account maintenance and record keeping services for approximately 164,200 customer accounts, which generated 1,861,900 tickets in the year ended March 31, 2001. Securities Industries Software Corporation, a division of ADP, maintains MJK Clearing’s back office information system. MJK Clearing also contracts with other vendors to produce, batch and mail its confirmations and customer reports. MJK Clearing also extends credit to its customers as well as its correspondent customers. MJK Clearing’s correspondent brokerage firms are responsible to it for all transactions in their customer accounts. MJK Clearing also lends securities to, and borrows securities from, other firms and customers.

      MJK Clearing derives a significant portion of its revenue from interest income, the major portion of which relates to customer balances. MJK Clearing effects customers’ transactions on either a cash or margin basis. Purchases on a cash basis require full payment by the designated settlement date, generally the third business day following the transaction date, except in the case of options, which settle the day following the transaction. When a purchase is made on a margin basis, MJK Clearing extends credit to the customer for a portion of the purchase price. The amount of the loan is subject to margin regulations of the Federal Reserve Board and the internal policies of MJK Clearing, which are generally more stringent than applicable regulations. Interest is charged at a floating rate on amounts borrowed by customers to finance purchases on margin. The rate charged is dependent on federal interest rates generally, the average net debit balance in the customer’s accounts and the activity level in the accounts. As of March 31, 2001, MJK Clearing’s customers’ aggregate margin debt was approximately $403.3 million. This indebtedness was secured by customer securities positions.

      Customers will at times accumulate credit balances in their accounts. Such balances result from payment of dividends, interest or principal on securities held for such customers, from funds received in connection with sales of a customer’s securities and from cash deposits made by customers pending investment. Pending investment of such funds or reimbursement upon the customer’s request, MJK Clearing pays interest on these credit balances. MJK Clearing uses available credit balances to lend funds to customers purchasing securities on margin. Excess customer credit balances are invested in short-term securities in accordance with applicable regulations and are segregated for the exclusive benefit of customers. MJK Clearing generates net interest income from the positive interest rate spread between the rate earned from margin lending and alternative short-term investments and the rate paid on customer credit balances.

      MJK Clearing borrows securities from, and lends securities to, other broker dealers to facilitate short sales and clearance and delivery of securities sold by customers if customers fail to deliver securities prior to settlement date. MJK Clearing also arranges securities lending transactions between brokers, utilizing available securities as collateral for short-term loans. When these stock loan transactions occur, the lending broker provides excess customer margin securities to the borrowing broker in return for a cash deposit. Both the lending and borrowing brokers mark the securities to market to maintain the ratio between the market value of the securities loaned and the cash collateral deposited. When the borrowing firm no longer needs the securities, they are returned to the lending broker, which returns the cash deposit, plus interest. When MJK Clearing engages in stock lending, it collects cash deposits from brokers and pays down higher interest bearing lines of credit.

Online Subsidiary — Stockwalk.com

      We launched Stockwalk.com, our online subsidiary, in September 1999. While not providing investment advice, Stockwalk.com offers a secure online brokerage service that provides order placement, portfolio tracking and related market information, news and other information to investors 24 hours a day, seven days a week, by means of the Internet and telephone.

      Most of Stockwalk.com’s customers are individuals with traditional retail accounts. A customer may open an account with a minimum of $1,000 but, from time-to-time, the minimum deposit and transaction fees have been reduced or waived for promotional purposes. Currently, Stockwalk.com charges a flat fee of $18.95 per non-broker assisted equity trade, up to 5,000 shares.

      The software applications for Stockwalk.com’s website are proprietary to us and are designed to efficiently interface with MJK Clearing’s clearing system. Stockwalk.com has offices in Golden Valley, Minnesota and San Francisco, California.

Competition

      We compete for investor funds with traditional brokerage firms and banks, insurance companies and mutual funds. Traditional brokerage firms rely on a network of internal or affiliated brokers to solicit customer accounts, provide investment advice to clients, and execute transactions on their clients’ behalf. Although there are many large national brokerage firms with which we compete, we more frequently encounter the following firms in the normal course of competing for traditional brokerage account funds:

•	American Express Financial Advisors, Inc.;

•	AG Edwards & Sons, Inc.;

•	Dain Rauscher Incorporated; and

•	US Bancorp Piper Jaffray, Inc.

      We also face several large competitors in the clearing business. Most of the competition for our clearing subsidiary business comes from the following companies:

•	Bear Stearns Securities Corp.;

•	Correspondent Service Corporation (Paine Webber);

•	Fiserv;

•	National Financial Services Corp.;

•	Pershing;

•	Southwest Securities, Inc.; and

•	U.S. Clearing Corp.

All of these firms provide clearing services including the confirmation, receipt, settlement and delivery functions involved in securities transactions. Many of our clearing competitors are substantially larger than us and may be able to offer more favorable terms to their clearing customers.

      Representative competitors for online brokerage services include the following:

•	Ameritrade;

•	Charles Schwab & Co., Inc.;

•	DLJ direct Inc.; and

•	E*Trade Securities, Inc.

      We do not have the resources or market presence to compete directly with the major online brokerage firms.

Regulation

      The securities industry is subject to comprehensive regulation by federal and state governments, the various securities exchanges and self-regulatory bodies. The regulations cover all aspects of the securities business including sales methods, trade practices among broker-dealers, uses and safekeeping of customers’ funds and securities, capital levels of securities firms, record keeping and the conduct of employees. Violations of these rules and regulations can result in censure, fines, suspensions and loss of the right to do business. We maintain compliance with such rules and regulations in all material respects.

Uniform Net Capital Rule

      As broker-dealers and member firms of the NASD, Miller Johnson Steichen Kinnard, MJK Clearing and Stockwalk.com are subject to the Uniform Net Capital Rule promulgated by the SEC. This rule is designed to measure the general financial integrity and liquidity of a broker-dealer and the minimum net capital deemed necessary to meet the broker-dealer’s continuing commitments to its customers. This rule provides for two methods of computing net capital. Miller Johnson Steichen Kinnard and MJK Clearing have adopted what is generally referred to as the alternative method. Minimum net capital is defined under this method to be equal to 2% of customer debit balances, as defined. The NASD may also require a member organization to reduce its business if net capital is less than 5% of such aggregate debit items and may prohibit a member firm from expanding its business and declaring cash dividends if its net capital is less than 5% of such aggregate debit items. In computing net capital, various adjustments are made to exclude assets which are not readily convertible into cash and to provide a conservative valuation of other assets, such as a company’s trading securities. Failure to maintain the required net capital may subject a firm to suspension or expulsion by the NASD, the SEC and other regulatory bodies and may ultimately require its liquidation. All three of our broker-dealer subsidiaries are in compliance with all net capital requirements.

RECENT DEVELOPMENTS

      On February 26, 2001, we sold our Online Brokerage Solutions, Inc. subsidiary and certain related assets to BlueSuit, Inc. for $1,875,000 in cash and 300,000 shares of BlueSuit’s Series A Preferred Stock.

      In connection with this transaction we also entered into a Transition Services Agreement with BlueSuit, pursuant to which we, together with MJK Clearing, perform certain IT-related, clearing and other transition services for BlueSuit for up to six months from the date of closing.

      BlueSuit has agreed to pay an additional $200,000 following the transition period contemplated by the Transition Services Agreement. Subject to our performance of the services contemplated by the Transition Services Agreement, BlueSuit also agreed to issue us 33,334 shares of its restricted Series A Preferred Stock following the transition period. Finally, BlueSuit agreed to issue to us an additional 83,333 shares of its restricted Series A Preferred Stock if Online Brokerage Solutions enters into certain customer agreements within six months following the closing.

WHERE YOU CAN FIND MORE INFORMATION

      We file annual, quarterly and special reports, proxy statements, and other information with the SEC. You may read and copy any document we file at the SEC’s public reference room in Washington, D.C. located at Judiciary Plaza, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room, including locations of regional offices. Some of our recent SEC filings are also available to the public from our website at www.stockwalkgroup.com or at the SEC’s website at www.sec.gov. Information on our website is not a part of this prospectus.

INFORMATION INCORPORATED BY REFERENCE

      We “incorporate by reference” the information we file with the SEC. This means we can disclose important information to you by referring you to documents we have previously filed with the SEC. The information incorporated by reference is an important part of this prospectus. We incorporate by reference the documents listed below, and any future filings made with the SEC under Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934, as amended, until all the securities offered by this prospectus are sold. This prospectus is part of a registration statement we filed with the SEC (Registration No. 333-          ). The following documents are incorporated herein by reference:

•	Our Annual Report on Form 10-K for the fiscal year ended March 31, 2001 filed with the SEC on June 29, 2001; and

•	Our Preliminary Schedule 14A (Proxy Statement) filed with the SEC on July 6, 2001.

      You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

Stockwalk Group, Inc.

5500 Wayzata Boulevard
Suite 800
Minneapolis, MN 55416
ph: (763) 542-6000

RISK FACTORS

      This offering involves a high degree of risk. You should carefully consider the risks and uncertainties described below and the other information contained in this prospectus and in the documents to which we refer you under the heading “Information Incorporated by Reference” on page 6 before deciding whether to invest in shares of our common stock. If any of the following risks actually occur, our business, financial condition or operating results could be harmed. In that case, the trading price of our common stock could decline, and you may lose part or all of your investment. The risks and uncertainties described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem immaterial may also impair our business operations and adversely affect the market price of our common stock.

Company Risks

We experienced overall losses in recent operating periods, and these losses may continue

      We experienced after-tax losses of $8.1 million and $1.7 million in the last two fiscal years. These losses were primarily related to start-up costs, including, but not limited to, significant investments in personnel, technology and marketing associated with our online brokerage business that commenced operations in September 1999. While our acquisitions of R.J. Steichen and John G. Kinnard expanded our traditional full service brokerage business, weakened market conditions, among other things, have prohibited us from achieving the intended results, financial and otherwise, of these mergers. As a result, we expect to continue to incur losses for at least the immediately foreseeable future.

      Between July 1999 and February 2001, we invested heavily in our online brokerage businesses — Online Brokerage Solutions and Stockwalk.com. In February 2001, we sold Online Brokerage Solutions and have substantially reduced spending on Stockwalk.com. Since the acquisitions of R.J. Steichen and John G. Kinnard, we have been in the process of refocusing our business on our traditional, full service brokerage business and our clearing business.

We expect significant fluctuations in our quarterly operating results

      We expect significant fluctuations in future quarterly operating results, which may be caused by the following factors:

•	changes in trading volume in the securities markets;

•	trends in the securities markets;

•	changes in our pricing policies or in our competitors’ pricing policies;

•	the success of and costs associated with acquisitions, joint ventures or other strategic relationships; and

•	changes in the level of operating expenses to support projected growth.

Due to the factors listed above, quarterly revenue and operating results are difficult to forecast. As a result, comparing our period-to-period operating results may not be meaningful, and results of operations from prior periods may not be indicative of future results. It is likely that our future quarterly results will fluctuate from time-to-time, which could adversely affect the market value of our common stock.

We must adapt to rapid technological changes to remain competitive

      The brokerage and financial services industries are characterized by rapid technological change, changes in customer requirements, frequent new service and product introductions and enhancements, and emerging industry standards. Recent legislative changes have led to increased competition and consolidation in the industry. The introduction of services or products utilizing new technologies and the emergence of new industry standards and practices can render existing services or products obsolete and unmarketable. Our future success will depend, in part, on our ability to accomplish the following:

•	develop and incorporate leading technologies;

•	enhance our existing services and products;

•	develop new services and products that address the increasingly sophisticated and varied needs of our customers and prospective customers; and

•	respond to technological advances and emerging industry standards and practices on a timely and cost-effective basis.

      The development of new services or products or enhanced versions of existing services and products may require substantial capital to cover related expenditures. We cannot assure you that we will be successful in effectively implementing and using new technologies, adapting our services and products to emerging industry standards, or developing, introducing and marketing service and product enhancements or new services and products. Additionally, we may experience difficulties that could delay or prevent the successful development, introduction or marketing of these services and products, or our new services and product enhancements may fail to adequately meet the requirements of the marketplace or achieve market acceptance. Our failure, for technical reasons or otherwise, to develop and introduce new services and products or enhancements of existing services and products in a timely manner in response to changing market conditions or customer requirements, or to achieve market acceptance of our new services and products, could adversely and materially affect our business, financial condition and operating results.

We rely upon third parties to provide critical transaction functions

      All of our servers are leased from or housed at Digital Island, Inc. under an agreement whereby Digital Island provides turnkey maintenance of our servers that route all of our transaction traffic. Automated Financial Systems, Inc. currently provides the software systems that manage our online securities brokerage activity. We also have an agreement with Securities Industries Software Corporation, a division of ADP, to run our back office system. Finally, we contract with other vendors to produce, batch and mail our confirmations and customer reports. We do not have long-term agreements with many of these third parties. As our business grows, we cannot be assured that the technology and services we require from third parties will be available. A third party contractor’s inability to meet our needs could cause us to be unable to timely and accurately process our customers’ transactions or maintain complete and accurate records of such transactions. In such event, we may be forced to slow the expansion of our customer base or risk the loss of customers. Our long-term objective is to develop our own systems to replace certain of these functions provided by critical third party vendors. However, for the next several years, we will continue to be dependent upon third party vendors, and there is no assurance that we will be able to successfully develop and install internal systems to provide such services, or that our systems will be cost-effective or as dependable as those of our third party vendors.

If the equipment and systems we rely upon fail or perform poorly, our customers could suffer delays in trading, which could subject us to claims for those losses and lost accounts

      Orders placed from the close of the stock markets one day until the opening of the next business day must be processed through our system in a short period of time prior to the opening of the stock markets. During peak trading times, our systems are subject to heavy volume that could cause them to operate at unacceptable speeds or to fail. Any significant degradation or failure of our systems or any other systems in the trading process (e.g., online service providers, our trading engine, record keeping and data processing functions performed by third parties, and third-party software such as Internet browsers), even for a short time, could cause customers to suffer delays in trading. Such delays could result in substantial customer losses and could subject us to claims or litigation for those losses or to the loss of dissatisfied customers.

The extension of credit to our customers in margin and cash transactions exposes us to credit losses if customers breach their obligations to us

      We lend funds to our customers and customers of our correspondent firms as margin credit. These loans are made to customers on a secured basis, with the firm maintaining collateral in the form of saleable securities, cash or cash equivalents. In addition, cash securities transactions subject us to credit risk during the period between the execution of a trade and the settlement of such transaction by the customer.

      If our customers, correspondent firms or a customer of a correspondent firm, fail

•	to pay for their purchases;

•	to supply securities that they have sold;

•	to repay funds they have borrowed; or

•	to satisfy any other customer obligations

we may incur losses. There is no assurance that the customer or correspondent firm will satisfy obligations to us or that the collateral securing margin loans will cover the losses. In such an event, we would be required to absorb the loss.

      Our business is also subject to the risk that market declines will reduce the value of margin collateral below required coverage levels. Our agreements with margin and short account clients permit us to liquidate or buy securities if the amount of our collateral becomes insufficient. However, we may be unable to liquidate or buy securities for various reasons, including the following:

•	the securities may not be actively traded;

•	the securities might be a large block of securities that exceeds current market demand; or

•	trading might be halted in a security for various reasons, including the issuance of a stop order.

As of March 31, 2001, customer margin loans owed to us totaled approximately $403.3 million.

Our failure to comply with net capital requirements could result in termination of our business

      Securities broker-dealers are subject to stringent rules with respect to the maintenance of specific levels of net capital. Generally, net capital is the measure of a broker-dealer’s readily available liquid assets, reduced by its total liabilities other than approved subordinated debt. Thus, as we increase the amount of margin credit extended to our customers, our net capital requirements increase. If our broker-dealer subsidiaries fail to maintain required net capital levels, we may be subject to suspension or revocation of our license, which could ultimately lead to our liquidation. If the net capital rules are changed or expanded, or if we incur an unusually large charge against net capital, we might be required to limit or discontinue those portions of our business that require intensive use of capital. A large operating loss or charge against net capital could adversely affect our ability to expand or even maintain our present levels of business. Failure to meet our regulatory minimum net capital requirements could require us to cease business.

We may incur significant losses from our trading and investment activities due to market fluctuations and volatility

      We generally maintain trading and investment positions in the fixed income, currency and equity markets. To the extent that we own securities (have long positions) in any of those markets, a downturn in those markets could result in material losses from a decline in the value of those long positions. Conversely, to the extent that we have sold securities that we do not own (have short positions) in any of those markets, an upturn in those markets could expose us to potentially unlimited losses as we attempt to cover our short positions by acquiring assets in a rising market. We may from time-to-time have a trading strategy consisting of holding a long position in one asset and a short position in another, from which we expect to earn revenues based on changes in the relative value of the two assets. If, however, the relative value of the two assets changes in a direction or manner that we did not anticipate, or against which we are not hedged, we might realize a loss in those paired positions. In addition, we maintain trading positions that can be adversely affected by the degree to which trading prices fluctuate over a particular period, in a particular market, regardless of market levels.

Our success depends upon the services of key personnel

      We rely heavily upon the personal efforts and abilities of Eldon C. Miller, David B. Johnson, John E. Feltl and Todd W. Miller. The loss of services of any of these individuals likely would materially and adversely affect our business, financial condition and operating results.

We cannot guarantee that we will be able to retain existing personnel and attract and retain additional personnel to support the growth of our business

      Our success is dependent upon our ability to retain and hire highly skilled personnel. As our business grows, we will need to hire many additional employees. We face intense competition from other broker-dealers in hiring experienced and licensed personnel. Additionally, we face a tight and expensive employment market in general, particularly for skilled programmers, customer service representatives and systems maintenance personnel. We cannot assure you that we will be able to retain such personnel or hire and retain additional qualified and skilled personnel.

Our management exercises substantial control over our business

      As of May 31, 2001, our directors and executive officers beneficially owned, in the aggregate, approximately 19,848,240 shares of our common stock, representing approximately 63.4% of our outstanding common stock. Eldon C. Miller, David B. Johnson, Paul R. Kuehn, Stanley D. Rahm, John E. Feltl and John C. Feltl directly or indirectly own approximately 59.0% of our common stock. Accordingly, these people will substantially control matters requiring approval of our shareholders, including, but not limited to, the election of persons to our Board of Directors.

We cannot guarantee that we will be financially or otherwise able to make necessary acquisitions to fulfill our growth strategy or that the acquisitions we do make will be successful

      We may make additional strategic acquisitions of complementary brokerage and technology companies serving the securities industry to help our business grow. We cannot guarantee that we will have the financial resources to make acquisitions when they become available, nor can we guarantee that satisfactory acquisition alternatives will always be available. When and if we do make acquisitions, they may entail significant risks, including possible difficulty in assimilating acquired operations and products, diverting management’s attention to other business concerns, amortizing acquired intangible assets, and potentially losing key employees of acquired companies. We cannot guarantee that we will be able to successfully integrate any operations, personnel, services or products that might be acquired in the future, or that any such acquisitions will enhance our business, financial condition or operating results.

We cannot guarantee the success of our encryption technology

      The secure transmission of confidential information over public networks places a significant barrier to online commerce and communication. We rely on encryption and authentication technology, including public key cryptography technology licensed from third parties, to provide the security and authentication necessary to effect secure transmission of confidential information. We cannot assure you that advances in computer capabilities, new discoveries in the field of cryptography or other events or developments will safeguard against a compromise or breach of technologies to be used by us to protect customer transaction data. Any such compromise of our security could adversely and materially affect our business, financial condition and operating results.

Our growth may require more capital, and we cannot guarantee that we will obtain additional financing to meet future capital needs

      Our business plan requires additional capital. Each of our broker-dealer subsidiaries is required to maintain certain minimum regulatory capital amounts. We have historically retained capital in excess of minimum regulatory requirements. To the extent these broker-dealers hold customer funds, the capital requirement is much greater. In particular, growth in our clearing and customer margin business will require increasing levels of capital. Should the proportionate increase in customer margin balances outpace earnings, we may require additional capital. If we issue equity securities to raise additional capital, the percentage ownership of our shareholders will be reduced, shareholders may experience dilution in net book value or earnings per share, or such equity securities may have rights, preferences or privileges senior to holders of our common stock. We cannot assure you that additional financing will be available when needed on terms favorable to us, if at all. If adequate funds are not available on acceptable terms, we may be forced to slow our growth plan and unable to take advantage of future opportunities or respond to competitive pressures or unanticipated requirements. Our inability to do so could materially and adversely affect our business, financial condition and operating results.

Employee misconduct is difficult to detect and could harm our business

      We run the risk that employee misconduct could occur, including binding us to transactions that exceed authorized limits or present unacceptable risks, or hiding unauthorized or unsuccessful activities. This type of misconduct could result in unknown and unmanaged losses. Employee misconduct could also involve the improper use of confidential information, which could result in the loss of confidential and proprietary information, regulatory sanctions or harm to our reputation. We may not be able to detect, deter or prevent any of these types of employee misconduct.

Our common stock price may be volatile

      The market price of our common stock could fluctuate significantly in response to quarterly operating results and other factors, including many over which we have no control and that may not be directly related to us. The stock market has from time-to-time, including recently, experienced extreme price and volume fluctuations, which have often been unrelated or disproportionate to the operating performance of particular companies. These fluctuations could adversely affect our ability to raise capital through future equity financings.

Future sales of large amounts of our common stock in the public market could depress our stock price

      Sales of substantial amounts of our common stock in the public market, or the appearance that a large number of our shares are available for sale, could adversely affect the market price for our common stock. During the year ended March 31, 2001, we issued approximately 6,315,062 shares of our common stock in private transactions. Currently, these shares are restricted and may not be sold except in conjunction with Rule 144 of the Securities Act.

      We currently have 32,672,711 shares of common stock outstanding, of which 24,595,334 were sold in private transactions. Currently, 26,357,649 of our outstanding shares are freely saleable. An aggregate of 19,848,240 of these freely saleable shares are held by affiliates and, as a result, are subject to the volume limitations set forth in Rule 144. An additional 6,315,062 shares become freely saleable on August 1, 2001, subject to the Rule 144 volume limitations.

      We have adopted two stock option plans and have reserved 3,500,000 shares of common stock for issuance under those plans. As of March 31, 2001, options to purchase 1,222,625 shares of common stock were outstanding, of which options to purchase 511,099 shares are currently exercisable. The shares issuable upon exercise of outstanding options may be immediately sold as they are covered by an effective registration statement under the Securities Act.

      In addition, we have 734,320 outstanding warrants to purchase shares of our common stock in conjunction with various prior debt and equity financing activities. All warrants are vested and expire between October 2001 and August 2004. Holders of the warrants are entitled to register the underlying shares in connection with certain registrations of shares proposed by us, unless the shares may otherwise be sold under Rule 144, or if the underwriter of the offering proposed by us is of the opinion that registration of such shares would have a significant adverse effect on the offering proposed by us.

Certain provisions of Minnesota law, and the fact that we are authorized to issue preferred stock, could affect the voting power and rights of holders of our common stock

      Our authorized and unissued capital stock includes 50,000,000 undesignated shares. Our Board of Directors, without any action by our shareholders, may designate and issue the undesignated shares in such classes and series as it deems appropriate, and may establish the rights, preferences and privileges of such shares, including dividends, liquidation and voting rights. No shares of preferred stock or other senior equity securities are currently designated, and there is no current plan to designate or issue any such securities. The issuance of such shares may deprive current shareholders of the ability to sell their shares at a premium over any market price or adversely affect the voting power and other rights of holders of our common stock.

      Our Articles of Incorporation and Bylaws do not contain any anti-takeover provisions. However, we are subject to certain provisions of the Minnesota Business Corporation Act which may inhibit certain changes of control. These laws could have the effect of discouraging an attempt to acquire control of our corporation and limit the price of our securities.

We do not expect to pay dividends in the foreseeable future

      We intend to retain all earnings in the foreseeable future for our continued growth and, thus, do not expect to declare or pay any cash dividends in the foreseeable future. Additionally, our ability to pay dividends in the future may be restricted by our brokerage subsidiaries’ obligations to comply with the net capital rules applicable to broker-dealers.

Securities Industry Risks

Unpredictable economic and market conditions cause uncertainty in the securities industry

      The securities business is, by its nature, subject to various risks, particularly in volatile or illiquid securities markets, including the risk of losses resulting from the underwriting or ownership of securities, customer fraud, employee errors and misconduct, failures in connection with the processing of securities transactions and litigation. Our business and its profitability is affected by many factors, including the following:

•	the volatility and price level of the securities markets;

•	the volume, size and timing of securities transactions;

•	the demand for investment banking services;

•	the level and volatility of interest rates;

•	the availability of credit; and

•	legislation affecting the business, financial communities, and the economy in general.

Any one of the above factors could adversely affect our financial condition and operating results.

If stock prices decrease, or if trading volumes decrease, commissions, investment banking and margin interest revenue will decline

      As we have recently seen, a market downturn could lead to a decline in the volume of transactions that we execute for our customers and, therefore, to a decline in commission and clearing revenue. A market downturn could also reduce customer margin balances which would, in turn, result in reduced margin interest revenue. Similarly, unfavorable financial or economic conditions would likely reduce the number and size of transactions in which we provide underwriting, mergers and acquisitions advisory and other services. Our investment banking revenue, in the form of financial advisory and underwriting fees, are directly related to the number and size of the transactions in which we participate and would, therefore, be adversely affected by a sustained market downturn.

We perform underwriting, brokerage and trading services for small capitalization, emerging and start-up companies, whose securities may be particularly volatile and subject to greater risks than larger, established companies

      A large portion of our business focuses on the underwriting, brokerage and trading of securities of small capitalization, emerging and start-up companies, which may be subject to greater risks than the equity markets as a whole and, consequently, may be marketable to only a limited segment of the investing public. We believe that many small capitalization, emerging and start-up companies have significant potential for growth, although such companies generally have limited product lines, markets, market shares and financial resources, and their securities may trade less frequently and in more limited volume than those of more established companies. Additionally, in recent years, the stock market has experienced a high degree of price and volume volatility for the securities of many small capitalization, emerging and start-up companies. In particular, small capitalization, emerging and start-up companies that trade in the over-the-counter market have experienced wide price fluctuations not necessarily related to the operating performance of such companies.

Our investment banking activities subject our capital to risks

      The potential risks of our investment banking activities include market, credit and liquidity risks, which risks arise primarily when underwritten securities cannot be resold, for any reason, at anticipated price levels. Further, under applicable securities laws and court decisions regarding underwriters’ liability and limitations on indemnification by issuers, an underwriter may be exposed to substantial claims by securities purchasers or sellers arising out of public or private offerings of equity and debt instruments.

Our clearing operations expose us to additional potential losses

      MJK Clearing provides clearing and execution services for all of our brokerage businesses, as well as for our correspondent firms. Clearing services include the confirmation, receipt, settlement and delivery functions involved in securities transactions. As a clearing broker, our clearing subsidiary also assumes direct responsibility for the possession and control of customer securities and other assets, the clearance of customer securities transactions and customer account record keeping. We risk losses if correspondent firms fail to reimburse us if their customers fail or refuse to perform their obligations to us. Additionally, as a self-clearing securities firm, we are subject to substantially more regulatory control and examination than brokers that rely on others to perform those functions, such as many of our competitors. Errors in performing clearing functions, including clerical and other errors related to the handling of funds and securities held by us on behalf of customers and introducing brokers, could lead to civil penalties imposed by regulatory authorities as well as claims brought by customers and others.

We are subject to increasing governmental and organizational regulation

      Our business, and the securities industry generally, is subject to extensive regulation at both the federal and state levels. In addition, self-regulatory organizations, such as the NASD, require strict compliance with their rules and regulations. Among other things, these regulatory authorities impose restrictions on sales methods, trading practices, use and safekeeping of customer funds and securities, record keeping and the conduct of principals and employees. The extensive regulatory framework applicable to broker-dealers, the purpose of which is to protect customers and the integrity of the securities markets, imposes significant compliance burdens on us. Failure to comply with any of the laws, rules or regulations of any independent, state or federal regulatory authority could result in a fine, injunction, suspension or expulsion from the industry, which could materially and adversely impact us. Furthermore, amendments to existing state or federal statutes and regulations or the adoption of new statutes and regulations could require us to alter our methods of operation at costs which could be substantial.

We are subject to an increased risk of legal proceedings

      Many aspects of our business involve substantial risks of potential liability and regulatory enforcement by state and federal regulators. Additionally, participants in the securities industry face an increasing amount of litigation and arbitration proceedings. Underwriters and selling agents may be liable if they make material misstatements or omit material information in prospectuses and other communications regarding underwritten offerings of securities. Dissatisfied customers regularly make claims against securities firms and stockbrokers for fraud, unauthorized trading, suitability, churning, mismanagement and breach of fiduciary duty. We cannot assure you that these types of proceedings will not materially and adversely affect us. Further, while certain legal proceedings may be settled or otherwise resolved without a material adverse economic effect on us, those proceedings may still result in adverse publicity which could affect our operations.

The Nasdaq market continues to implement reforms to monitor trading, which could cause increased compliance requirements and costs

      The NASD, the trade organization supervising the Nasdaq market, conducts policing of Nasdaq-listed companies. In recent years, the NASD boosted its internal compliance and monitoring programs. In addition, loosened restrictions on relationships between financial institutions and securities firms are leading to increased competition and consolidation in the industry. We face the risk that the NASD will implement further changes. The cost of compliance with any new rules, regulations and procedures instituted by the NASD could be significant. Increased compliance costs or our inability to attain or maintain the listing of underwriting clients on the Nasdaq system could adversely affect our performance.

We face substantial competition within the securities industry

      In all aspects of our business, and at both the national and regional level, we compete with numerous other securities firms, commercial banks, investment banking firms, insurance companies, asset management firms, trust companies and others. Our competitors have substantially greater access to capital and other resources not available to us. In addition, many of these competitors offer a wider range of services and financial products than we do and possess greater name recognition and more extensive customer bases than we do. These competitors may be able to respond more quickly to new or changing opportunities, technologies and customer requirements. These competitors may also be able to undertake more extensive promotional activities and offer more attractive terms and prices to their customers, possibly even sparking a price war within the brokerage business. Finally, current and potential competitors may continue to establish cooperative relationships among themselves or with third parties to enhance their services and products. Accordingly, it is possible that new competitors or alliances among competitors may emerge and rapidly acquire significant market share.

      The general financial success of companies within the securities industry over the past several years, and the elimination of barriers between financial institutions and securities firms through the Gramm-Leach-Bliley Act, is expected to continue to attract new competitors to the industry, including banks, insurance companies, providers of online financial and information services and others, as such companies expand their product lines. Many of these companies now offer their customers certain corporate and individual financial services traditionally provided by securities firms. Due to the current trend toward consolidation in the securities industry, our competitors’ success in attracting and retaining customers drawn to the convenience of one-stop shopping could adversely affect our business and our ability to grow.

      We also expect the intensely competitive market for online brokerage services to continue to evolve rapidly. We will encounter direct competition from other brokerage firms providing either telephone or online brokerage services, or both. Additionally, we compete for customer investment dollars with financial institutions, mutual fund sponsors and other organizations, some of which provide electronic brokerage services.

      The clearing business has become considerably more competitive over the past few years, and there are numerous large, highly visible and well-financed securities firms that either have begun offering clearing services or have attempted to increase their share of the market. Despite our efforts to remain competitive, our clearing customers may decide to discontinue using our services. In addition, there has been consolidation within the financial services industry by securities firms and other financial institutions having financial resources far greater than us. These developments have increased competition from firms with greater capital resources and possibly greater operating efficiencies than ours.

      We cannot assure you that we will be able to compete effectively with current or future competitors. Likewise, we cannot assure you that the competitive pressures we face will not materially or adversely affect our business, financial condition and operating results.

Losses due to customer fraud could adversely affect our business

      We are exposed to potential losses resulting from fraud and other misconduct by customers, such as fraudulent trading (including access to legitimate customer accounts, or the use of a false identity to open an account) or the use of forged or counterfeit checks for payment. These types of fraud may be difficult to prevent or detect. We may not be able to recover the losses caused by these activities. Any of these losses could materially and adversely affect our business, financial condition and operating results.

New laws regarding the Internet may be passed, which could hinder our ability to deliver our online services

      The legal and regulatory environment surrounding the Internet is uncertain and rapidly changing. New laws and regulations, including securities laws and regulations, could be difficult to comply with and could increase our costs of doing business and prevent us from delivering our products and services over the Internet, which could adversely affect our customer base and our revenue. In addition to new regulations being adopted, existing laws may be applied to the Internet. New and existing laws may cover issues that include sales and other taxes, access charges, user privacy, characteristics and quality of products and services, and other claims based on the nature and content of the Internet.

We are dependent on Internet infrastructure in conducting our business

      The continued implementation of our online business strategy will depend in large part upon the continued development of Internet infrastructure, such as a reliable network backbone with the necessary speed, data capacity and security, and timely development of complementary products for providing reliable Internet access and services. Because global commerce and online exchange of information on the Internet and other similar open wide area networks are new and evolving, we cannot predict with any assurance whether the Internet will support increasing use. The Internet has experienced, and is expected to continue to experience, significant growth in the number of users and the amount of content. We cannot assure you that the Internet infrastructure will continue to be able to support the demands placed on it. Furthermore, the performance or reliability of the Internet could be adversely affected by this continued growth.

WARNING ABOUT FORWARD-LOOKING STATEMENTS

      This prospectus and the documents to which we refer you under the heading “Information Incorporated by Reference” contain forward-looking statements. In addition, from time to time, we or our representatives may make forward-looking statements orally or in writing. We base these forward-looking statements on our expectations and projections about future events, which we derive from the information currently available to us.

      You can identify forward-looking statements by those that are not historical in nature, particularly those that use terminology such as “may,” “will,” “should,” “expects,” “anticipates,” “contemplates,” “estimates,” “believes,” “plans,” “projected,” “predicts,” “potential” or “continue” or the negative of these or similar terms. In evaluating these forward-looking statements, you should consider various factors, including the factors set forth under the heading “Risk Factors,” beginning on page 8 of this prospectus. These and other factors may cause our actual results to differ materially from any forward-looking statement.

      Forward-looking statements are only predictions. The forward-looking events discussed in this prospectus and the documents to which we refer you under the heading “Information Incorporated by Reference” and other statements made from time to time by us or our representatives, may not occur, and actual events and results may differ materially and are subject to risks, uncertainties and assumptions about us. We are not obligated to publicly update or revise any forward looking statement, whether as a result of new information, future events or otherwise, except as required by law. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this prospectus and other statements made from time to time by us or our representatives, might not occur. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

USE OF PROCEEDS

      We will not receive any of the proceeds form the sale of common stock by the selling shareholders.

SELLING SHAREHOLDERS

      Between January and March 2000, as part of a private placement transaction, we issued an aggregate of 1,284,400 shares of our common stock in exchange for an aggregate of $3,211,000 principal amount of our 10% Convertible Subordinated Notes Due 2005. We are registering the shares of our common stock issued in exchange for the convertible notes.

      The following table sets forth:

•	the name of each selling shareholder;

•	the number and percentage of our common stock that each selling shareholder owned prior to the offering for resale of any of the shares of our common stock being registered by the registration statement of which this prospectus is a part;

•	the number of shares of our common stock that may be offered for resale for the account of each selling shareholder pursuant to this prospectus; and

•	the number and percentage or our common stock to be held by each selling shareholder after the offering of the shares (assuming all available shares are sold by each selling shareholder).

      The following information is based on information provided, in part, by the selling shareholders and assumes the sale of all the shares offering by the selling shareholders. We are unable to determine the exact number of shares that actually will be sold. The applicable percentages of ownership are based on an aggregate of 30,672,711 shares of our common stock issued and outstanding as of May 31, 2001.

	Shares Owned Prior to			Shares Owned After
	this Offering(1)			this Offering
			Shares being
Selling Shareholder	Number	Percentage	Offered(1)	Number	Percentage

Catherine T. Abbott	4,000	*	4,000	0	—

David W. Andreas Trust, David W Andreas, Trustee UA DTD 05-24-95	12,000	*	12,000	0	—

Baldwin Family Trust FBO Carolyn Baldwin, Stephen C. Baldwin Trustee UA DTD 11-29-95	40,000	*	40,000	0	—

Christopher C. Baldwin	400	*	400	0	—

Stephanie A. Baldwin	400	*	400	0	—

Stephen C. and Rose M. Baldwin JT TEN	800	*	800	0	—

Darlene F. Barstad	9,200	*	9,200	0	—

Ralston S. Bauer Thomas R. Bauer Steven J. Bauer Nancy A. Bauer	80,000	*	80,000	0	—

Thomas R. and Mary K Bauer, JT TEN	6,000	*	6,000	0	—

Howard J. Beal	4,000	*	4,000	0	—

W. William Bednarczyk & Colette Bednarczyk Trust, W. Bednarczyk, Trustee UA DTD 02-26-1988	26,000	*	26,000	0	—

Margaret J. Berlute Revocable Trust, Margaret Berlute and Duane Peterson, Trustees UA DTD 9-7-90	40,000	*	40,000	0	—

John Bessent	60,000	*	60,000	0	—

Geraldine L. Carlson	10,800	*	10,800	0	—

Shirley L. Dirks	10,000	*	10,000	0	—

Ruth J. England Trust, Ruth J England, Trustee UA DTD 10-4-94	10,000	*	10,000	0	—

Perry H. and Karen M Engstrom, JT TEN	40,000	*	40,000	0	—

Terrence K. Frambs IRA, First Trust National Association, Trustee	7,200	*	7,200	0	—

Byron N. Golie	10,000	*	10,000	0	—

E. Stella Groth-Porter	2,000	*	2,000	0	—

Dennis Herkal	4,000	*	4,000	0	—

James Hynes Living Trust, James G Hynes, Trustee UA DTD 11-22-00	20,000	*	20,000	0	—

Ingrid K. Johnson and Richard D. Ophoven, JT TEN	50,000	*	50,000	0	—

Ken Ketter	4,000	*	4,000	0	—

George Keys	4,000	*	4,000	0	—

Kristine King	100,000	*	100,000	0	—

James Kita Trust, James Kita, Trustee UA DTD 5-3-84	30,000	*	30,000	0	—

	Shares Owned Prior to			Shares Owned After
	this Offering(1)			this Offering
			Shares being
Selling Shareholder	Number	Percentage	Offered(1)	Number	Percentage

Kathryn M. Knoll Beneficiary, Joanne Kay Knoll IRA Deceased, First Trust National Association, Trustee	10,000	*	10,000	0	—

Kathryn M. Knoll	10,000	*	10,000	0	—

Lewis Konkle	24,000	*	24,000	0	—

Michael G. LaGuire IRA, First Trust National Association, Trustee	4,800	*	4,800	0	—

Carl J. Masanz	4,000	*	4,000	0	—

Carl J. Masanz IRA, First Trust National Association, Trustee	4,000	*	4,000	0	—

Sophie M. Masanz IRA, First Trust National Association, Trustee	4,000	*	4,000	0	—

Isabelle M. Mattson	40,000	*	40,000	0	—

Marjorie Mattson	30,000	*	30,000	0	—

Dean Mundt IRA, First Trust National Association, Trustee	2,000	*	2,000	0	—

Carolyn J. Nance and Jennifer Ohms	40,000	*	40,000	0	—

Catherine L.B. Oglesby IRA, First Trust National Association, Trustee	34,000	*	34,000	0	—

John N. Oglesby	25,200	*	25,200	0	—

John N. and Catherine L.B. Oglesby, JT TEN	260,800	*	260,800	0	—

Allen J. Ophoven	16,000	*	16,000	0	—

Joel T. Peterson	7,200	*	7,200	0	—

Robert E. Rehal & Barbara J. Rehal, JT TEN	2,000	*	2,000	0	—

Thomas and Lois Reynolds, JT TEN	10,000	*	10,000	0	—

Thomas Richards	10,000	*	10,000	0	—

Scott Rubenzer	4,000	*	4,000	0	—

Barbara Sottile	2,000	*	2,000	0	—

Lee V. Walberg	10,000	*	10,000	0	—

Fred R. Warner	30,000	*	30,000	0	—

N. Lee Wesley(2)	61,600	*	61,600	0	—

David Wiese IRA, First Trust National Association, Trustee	4,000	*	4,000	0	—

Marcia Wiese Rollover IRA, First Trust National Association, Trustee	10,000	*	10,000	0	—

Ralph M. and Jane W Winge, JT TEN	40,000	*	40,000	0	—

*	Indicates an amount less than 1%.

(1)	Information set forth in the table regarding shares owned by selling shareholders is provided to the best of our knowledge based on information available to us through our stock records.

(2)	Mr. Wesley is a member of our Board of Directors.

PLAN OF DISTRIBUTION

      The shares of common stock offered by this prospectus are being registered to allow public secondary trading by the holders of these shares from time to time after the date of this prospectus. We will not receive any of the proceeds from the offering of these shares by the selling shareholders.

      The selling shareholders have advised us that the shares offered by this prospectus may be sold from time to time by or for the account of the selling shareholders pursuant to this prospectus. Sales of shares pursuant to this prospectus may be made on the Nasdaq National Market or otherwise at prices and on terms then prevailing or at prices related to the then current market price (in each case as determined by the selling shareholders). Sales may be made directly or through agents designated from time to time, or through dealers or underwriters to be designated or in negotiated transactions.

      The shares may be sold in one or more of the following ways:

•	a block trade in which the seller’s broker or dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•	purchases by a broker or dealer as principal and resale by the broker or dealer for their account pursuant to this prospectus;

•	an exchange distribution in accordance with the rules of the Nasdaq National Market;

•	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

•	privately negotiated transactions;

•	through put or call option transactions;

•	through short sales; or

•	an underwritten public offering.

      Each selling shareholder may also transfer shares owned by him, her or it by gift, and upon and such transfer, the donee would have the same right of sale as the selling shareholder.

      A selling shareholder may enter into hedging transactions with broker-dealers in connection with the distributions of the shares or otherwise. In such transactions, broker-dealers may engage in short sales of the common stock in the course of hedging the positions they assume with the selling shareholder, including positions assumed in connection with distributions of the shares by such broker-dealers. Some or all of the shares covered by this prospectus may be sold to cover short positions in the open market. A selling shareholder also may enter into option or other transactions with broker-dealers that involve the delivery of the shares to the broker-dealers, who may then resell or otherwise transfer such shares pursuant to this prospectus. In addition, a selling shareholder may loan or pledge shares to a broker-dealer, which may sell the loaned shares or, upon a default by the selling shareholder of the secured obligation, may sell or otherwise transfer the pledged shares pursuant to this prospectus.

      The selling shareholders may sell shares directly to other purchasers, through agents or through broker-dealers. Any selling agents or broker-dealers may receive compensation in the form of underwriting discounts, concessions or commissions from the selling shareholders, from purchasers of shares for whom they act as agents, or from both sources. That compensation may be in excess of customary commissions.

INTERESTS OF NAMED EXPERTS AND COUNSEL

      The validity of the issuance of the common stock offered hereby will be passed upon for us by Leonard, Street and Deinard Professional Association, Minneapolis, Minnesota.

      The consolidated financial statements and schedule of Stockwalk Group, Inc. (the Company) appearing in the Company’s Annual Report (Form 10-K) for the year ended March 31, 2001, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION

FOR SECURITIES ACT LIABILITIES

      Our bylaws provide for indemnification of directors to the fullest extent permitted by the Minnesota Business Corporation Act. Section 302A.521 of such act provides that a Minnesota corporation shall indemnify any director, officer, employee or agent of the corporation made or threatened to be made a party to a proceeding, by reason of the former or present official capacity of the person, against judgments, penalties, fines, settlements, and reasonable expenses incurred by the person in connection with the proceeding if certain statutory standards are met. “Proceedings” means a threatened, pending or completed civil, criminal, administrative, arbitration or investigative proceeding, including one by or on behalf of us.

      Indemnification for securities laws liabilities may be against public policy and unenforceable.

PART II

ITEM 14:  Other Expenses of Issuance and Distribution

      The following table sets forth the various expenses payable by Stockwalk Group, Inc. in connection with the sale and distribution of the shares being registered. All amounts shown are estimates, except the registration fee.

SEC registration fee	$674.31

Legal fees and expenses	$8,000.00

Accounting fees and expenses	$3,000.00

Printing and EDGARization of documents	$2,000.00

Miscellaneous (including listing fees, if applicable)	$325.69

Total	$14,000.00

ITEM 15:  Indemnification of Officers and Directors

      Our bylaws require indemnification of our directors and officers to the fullest extent permitted by Minnesota law. Our bylaws provide that we shall indemnify any person made or threatened to be made a party to any threatened, pending or completed civil, criminal administrative, arbitration or investigative proceeding, including a proceeding by or in the right of the corporation, by reason of the former or present official capacity of the person, provided the person seeking indemnification meets five criteria set forth in Section 302A.521 of the Minnesota Business Corporation Act.

      Our bylaws also authorize the Board of Directors, to the extent permitted by applicable law, to indemnify any person or entity not described in the bylaws pursuant to, and to the extent described in, any agreement between us and such person, or as otherwise determined by the Board of Directors in its discretion.

      Section 302A.521 of the Minnesota Business Corporation Act provides that a corporation shall indemnify any person who was or is made or is threatened to be made a party to any proceeding by reason of the former or present official capacity of such person against judgments, penalties, fines, including, without limitation, excise taxes assessed against such person with respect to an employee benefit plan, settlements, and reasonable expenses, including attorneys’ fees and disbursements, incurred by such person in connection with the proceeding if, with respect to the acts or omissions of such person complained of in the proceeding, such person (i) has not been indemnified by another organization or employee benefit plan for the same expenses with respect to the same acts or omissions; (ii) acted in good faith; (iii) received no improper personal benefit and Section 302A.255 (regarding conflicts of interest), if applicable, has been satisfied; (iv) in the case of a criminal proceeding, has no reasonable cause to believe the conduct was unlawful; and (v) in the case of acts or omissions by persons in their official capacity for the corporation, reasonably believed that the conduct was in the best interests of the corporation, or in the case of acts or omissions by persons in their capacity for other organizations, reasonably believed that the conduct was not opposed to the best interests of the corporation.

      Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling person of Stockwalk Group, Inc. pursuant to the foregoing provisions, or otherwise, Stockwalk Group, Inc. has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Stockwalk Group, Inc. of expenses incurred or paid by a director, officer or controlling person of Stockwalk Group, Inc. in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Stockwalk Group, Inc. will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

ITEM 16:  Exhibits and Financial Statement Schedules

Exhibit
Number	Description

4.1	Specimen common stock certificate
4.2	Third Amended and Restated Articles of Incorporation(1)
4.3	Restated Bylaws of Nutritional Medical, Inc. (n/k/a Stockwalk Group, Inc.)(2)
5.0	Opinion of Leonard, Street and Deinard Professional Association
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1)	Incorporated by reference to our Definitive Schedule 14A (Proxy Statement) (Commission File No. 0-22247) filed with the SEC on June 14, 1999.

(2)	Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 (Registration No. 333-09999) filed with the SEC on August 12, 1996.

ITEM 17:  Undertakings

      (a)  The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i) to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii) to reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement; and

(iii) to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material changes to such information in the registration statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the registration statement is on Form S-3 or Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

(2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)  The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Minneapolis, State of Minnesota on this 12 day of July, 2001.

STOCKWALK GROUP, INC.

By	/s/ ELDON C. MILLER

Eldon C. Miller
Chairman and Chief Executive Officer

POWER OF ATTORNEY

      KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eldon C. Miller and David B. Johnson his true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitute or substitutes, may lawfully do or cause to be done by virtue thereof.

      Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ELDON C. MILLER Eldon C. Miller	Chairman of the Board, Chief Executive Officer and Director (Principal Executive Officer)	July 12, 2001
/s/ JEFFREY L. HOUDEK Jeffrey L. Houdek	Chief Financial Officer (Principal Accounting Officer)	July 12, 2001
/s/ DAVID B. JOHNSON David B. Johnson	President and Director	July 12, 2001
/s/ PAUL R. KUEHN Paul R. Kuehn	Senior Vice President and Director	July 12, 2001
/s/ JOHN E. FELTL John E. Feltl	Executive Vice President and Director	July 12, 2001
/s/ STANLEY D. RAHM Stanley D. Rahm	Senior Vice President and Director	July 12, 2001

Signature	Title	Date

/s/ N. LEE WESLEY N. Lee Wesley	Director	July 12, 2001
/s/ RICHARD J. NIGON Richard J. Nigon	Director of Corporate Finance Equity Division and Director	July 12, 2001
/s/ LOUIS C. FORNETTI Louis C. Fornetti	Director	July 12, 2001
/s/ JOHN C. FELTL John C. Feltl	Assistant Director of Corporate Finance Equity Division and Director	July 12, 2001
Karl J. Breyer	Director
Roger H. Scherer	Director

EXHIBIT INDEX TO FORM S-3

Exhibit
Number	Description

4.1	Specimen common stock certificate
4.2	Third Amended and Restated Articles of Incorporation(1)
4.3	Restated Bylaws of Nutritional Medical, Inc. (n/k/a Stockwalk Group, Inc.)(2)
5.0	Opinion of Leonard, Street and Deinard Professional Association
23.1	Consent of Ernst & Young, LLP
23.2	Consent of Leonard, Street and Deinard Professional Association (included in Exhibit 5.1)
24.1	Power of Attorney (included in the signature page of this Registration Statement).

(1)	Incorporated by reference to our Definitive Schedule 14A (Proxy Statement) (Commission File No. 0-22247) filed with the SEC on June 14, 1999.

(2)	Incorporated by reference to Exhibit 3.2 to our Registration Statement on Form SB-2 (Registration No. 333-09999) filed with the SEC on August 12, 1996.